EXHIBIT (11)

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                             THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
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                                       Computation of Earnings Per
                               Share (Restated for two-for-one stock split
                                       effective August 22, 1997)
                               -------------------------------------------
                                 Dollars and Share Amounts in Millions
                                         Years Ended June 30
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
NET EARNINGS PER SHARE                                  1993         1994         1995          1996         1997
- ----------------------                                -------       -------      -------      --------      -------
Net Earnings/(Loss)                                   $  (656)      $ 2,211      $ 2,645      $ 3,046       $ 3,415
  Deduct preferred stock dividends                        102           102          102          103           104
                                                      --------      --------     --------     --------      --------
Net Earnings/(Loss) Applicable to Common Stock           (758)        2,109        2,543      $ 2,943       $ 3,311
- ----------------------------------------------
  Average number of common shares
    outstanding                                       1,360.8       1,366.2      1,372.0      1,372.6       1,360.3

Per Share
- ---------
  Net earnings before prior years' effect
    of accounting changes                             $  0.12
  Prior year effect of accounting changes             $  (.68)

  Net Earnings/(Loss) per share                       $ (0.56)      $  1.54      $  1.85      $  2.14       $  2.43

NET EARNINGS PER SHARE ASSUMING
FULL DILUTION
- -------------------------------
Net Earnings/(Loss)                                   $  (656)      $ 2,211      $ 2,645      $ 3,046       $ 3,415
  Deduct differential -- preferred
    vs. common dividends                                   57            51           45           39            32
                                                      --------      --------     --------     --------      --------
Net Earnings/(Loss) Applicable to Common Stock           (713)        2,160        2,600        3,007         3,383
- ----------------------------------------------
  Average number of common shares outstanding         1,360.8       1,366.2      1,372.0      1,372.6       1,360.3
  Add potential effect of:
    Exercise of options                                  14.4          12.0         17.0         19.8          24.8
    Conversion of preferred stock                       109.4         107.8        105.6        103.8         101.9
                                                      --------      --------     --------     --------      --------
  Average number of common shares
    outstanding, assuming full dilution               1,484.6       1,486.0      1,494.6      1,496.2       1,487.0

Per Share Assuming full dilution
- --------------------------------
  Net earnings before prior years' effect
    of accounting changes                              $ 0.15
  Prior year effect of accounting changes              $ (.63)

  Net Earnings/(Loss)                                 $ (0.48)        $1.45      $  1.74      $  2.01       $  2.28
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